Exhibit 99.2

Employee FAQ’s: Campbell To Acquire Snyder’s-Lance, Inc.

1.	What was announced?

•	Snyder’s-Lance has entered into a definitive agreement to be acquired by Campbell for $50.00 per share in cash, or approximately $6.1 billion.

•	This is the next chapter for Snyder’s-Lance and delivers an immediate cash premium to our shareholders and unlocks the value of our portfolio, recognizing the progress we have made executing our transformation.

•	The combination of Campbell and Snyder’s-Lance enables us to unlock the true potential of our brands even faster, and on a greater scale.

2.	Who is Campbell?

•	Campbell is a global food company that makes a range of high-quality soups and simple meals, beverages, snacks and packaged fresh foods.

•	Campbell generates annual sales of nearly $8 billion and its products are available in more than 100 countries.

•	Campbell has been building on its impressive heritage by strengthening its core business and expanding into faster growing spaces, such as snacking, to diversity its portfolio.

•	Snyder’s-Lance and Campbell have highly complementary businesses, similar cultures driven by family- and founder-led brands, and share an unrelenting commitment to providing consumers with quality and delicious food.

•	Campbell’s purpose to deliver “Real Food that matters for life’s moments,” squarely aligns with our passion “to make quality snacks for any occasion.”

3.	Why did Snyder’s-Lance agree to sell itself to Campbell? Why did Snyder’s-Lance choose to sell now?

•	Our Board of Directors and management team explored a range of options for the future, and we strongly believe that joining the Campbell family represents the best path forward for our Company.

•	We believe that as part of a global leader like Campbell, we will be able to unlock the true potential of our brands even faster, and on a greater scale.

•	This transaction, which is a major milestone in the history of Snyder’s-Lance, is a direct result of our hard work.

•	Importantly, our companies share similar cultures driven by family- and founder-led brands.

•	We look forward to joining the Campbell family as we continue to deliver snacks with an uncompromising focus on ingredients, quality and taste.

4.	What does this transaction mean for Snyder’s-Lance employees?

•	Campbell respects Snyder’s-Lance and recognizes that the extraordinary company we have built is largely due to the efforts of our talented and passionate team.

•	Until the transaction is complete, which we expect to occur by early in the second quarter of calendar year 2018, Snyder’s-Lance and Campbell will continue to operate as independent companies. In the meantime, it remains business as usual and we are counting on you to continue delivering the highest quality ingredients and taste for our customers.

5.	What will happen to the Snyder’s-Lance headquarters?

•	Until we complete the transaction, which we expect to occur by early in the second quarter of calendar year 2018, it remains business as usual and Snyder’s-Lance team members will continue to operate from the same locations as they currently do.

•	Please keep in mind that it’s very early in the process and there are a lot of decisions that will be made over the coming months about how Snyder’s-Lance will fit into Campbell’s organization. We will do our best to keep you informed of key decisions as they are made.

6.	Can we enter into new agreements (e.g., with suppliers, vendors, business partners and growers) between now and the close of the transaction?

•	Until the transaction is complete, Snyder’s-Lance continues to operate as an independent company and it remains business as usual.

•	You should follow the contract approval process when evaluating and negotiating agreements.

7.	What will happen to the Snyder’s-Lance name and brand?

•	Campbell maintains a diverse and unique family of brands and recognizes the value of the Snyder’s-Lance brand. In fact, it is one of the factors that attracted them to our business.

•	Until the transaction is complete, Snyder’s-Lance continues to operate as an independent company and it remains business as usual.

8.	Will there be layoffs as a result of this transaction?

•	Campbell has great respect for our company and recognizes that the extraordinary company we have built is largely due to the efforts of our talented and passionate team.

•	It is very early in the process and there are a lot of decisions that will be made over the coming months about how Snyder’s-Lance will fit into Campbell’s organization.

•	We are committed to keeping you informed as we progress toward the closing.

9.	What will happen to Snyder’s-Lance leadership?

•	Following the closing of the transaction, Snyder’s-Lance will become part of Campbell’s Global Biscuits and Snacks division, which is led by Luca Mignini, President.

•	It is early in the process and there are a lot of decisions that will be made over the coming months.

•	Until the transaction is complete, Snyder’s-Lance and Campbell will continue to operate as independent companies and it remains business as usual.

•	We are committed to keeping you updated regarding important developments as we progress toward the closing.

10.	What are the plans to integrate Snyder’s-Lance and Campbell? Who will lead the integration planning process?

•	Today is just the beginning of the process and there is still much work to do. Following the closing of the transaction, Snyder’s-Lance will become part of Campbell’s Global Biscuits and Snacks division.

•	We are committed to keeping you updated regarding important developments as we progress toward the closing.

11.	How does the culture of the two companies compare?

•	Our companies share similar cultures driven by family- and founder-led brands and a strong focus on ingredients, quality and taste.

•	Snyder’s-Lance and Campbell have highly complementary businesses and share an unrelenting commitment to providing consumers with quality and delicious food.

•	Importantly, Campbell also shares our commitment to innovation, sustainability and upholding an outstanding workplace focused on accountability, respect and teamwork.

•	Snyder’s-Lance will benefit from the shared best practices of a partner like Campbell.

12.	Will there be new opportunities in terms of jobs and relocation? Will I be asked to relocate?

•	While this announcement is an important milestone, it is very early in the process and there are a lot of decisions that will be made over the coming months about how Snyder’s-Lance will fit into Campbell’s organization.

•	We expect that as part of a larger and more diversified company our team members will have access to a broader set of career opportunities.

•	We are committed to keeping you updated regarding important developments as we progress toward the closing.

13.	Will my compensation and benefits be affected as a result of the transaction?

•	Until we complete the transaction, Snyder’s-Lance and Campbell will remain independent companies and your compensation and benefits continue in the ordinary course.

•	It is very early in this process and more details with respect to future compensation and benefit matters will be determined and communicated to you as they are finalized.

•	We are committed to keeping you informed.

14.	What happens to the Snyder’s-Lance stock or options that I own? Can we trade Snyder’s-Lance shares?

•	Employees who own Snyder’s-Lance stock at the time of the closing of the transaction will receive the same per share consideration as the public shareholders.

•	Upon close of the transaction, per the LTIP plan documents as it pertains to a change in control, all time-based equity will vest and performance awards will vest on a pro-rata basis.

•	Upon the close of the transaction, any vested options you own will receive the excess of the per share merger consideration over the applicable per share exercise price of such option.

•	The Company’s insider trading policy remains in full force and effect and all transactions in the Company’s securities must still comply with the insider trading policy.

15.	What happens to my 401(k)?

•	Until the transaction closes, Snyder’s-Lance continues to be an independent company, and our current 401(k) program will continue to operate per its current policy and requirements.

•	Any details with respect to Campbell’s 401(k) plan will be communicated to team members at the appropriate time and as plans become finalized.

16.	What happens to my stock purchased through the company’s ESPP? How much longer will the ESPP remain available?

•	If you still own this stock at the closing of the transaction you will receive $50.00 in cash for every share of LNCE stock that you own.

•	The ESPP is no longer available as of December 18, 2017.

17.	What does this mean for our customers?

•	Customer satisfaction is the hallmark of our business, and Campbell shares that focus. This announcement should be seamless for our valued customers.

•	The combined portfolio will be even more relevant to consumers as we create a diversified snacking leader. Importantly, our companies share similar cultures driven by family- and founder-led brands and a strong focus on ingredients, quality and taste.

•	We are counting on you to continue delivering the highest quality ingredients and taste for our customers.

18.	What are the next steps? When will the transaction close?

•	We expect the transaction to close by early in the second quarter of calendar year 2018. Until that time, it’s business as usual at Snyder’s-Lance, and we are counting on all team members to continue delivering the highest quality ingredients and products for our customers.

•	We are committed to keeping you updated regarding important developments as we progress toward the closing.

19.	What do I do if I’m contacted by people outside of the company?

•	Aside from certain company executives, no one is authorized to speak publicly or communicate externally about this announcement on the company’s behalf, as there are strict regulations and requirements around disclosing information.

•	Consistent with our existing policy, please do not comment and, instead, immediately refer inquiries from the media or any other third party to Kevin Powers at 704-557-8279 or kpowers@snyderslance.com.

•	Also, consistent with company policy, please do not comment about the transaction on social media.

20.	Where can I find out more information about the announcement? Who can I contact if I have additional questions?

•	If you have any questions, please do not hesitate to reach out to your manager.

•	We are committed to keeping you updated regarding important developments as we progress toward the closing.

Important Information For Investors And Shareholders

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed acquisition of Snyder’s-Lance, Inc. (the “Company”) by Campbell Soup Company. In connection with this transaction, the Company will file relevant materials with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT

INFORMATION. Any definitive proxy statement(s) (when available) will be mailed to shareholders of the Company. Investors and security holders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by the Company through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s internet website at http://ir.snyderslance.com/sec.cfm or by contacting the Company’s Investor Relations Department by email at kpowers@snyderslance.com or by phone at 704-557-8279.

PARTICIPANTS IN THE SOLICITATION

The Company, its directors and certain of its executive officers may be considered participants in the solicitation of proxies from the Company’s shareholders in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in its Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on February 28, 2017, its proxy statement for its 2017 annual meeting of shareholders, which was filed with the SEC on March 27, 2017, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which was filed with the SEC on November 9, 2017, and in other documents filed with the SEC by the Company and its officers and directors.

These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials in connection with the transaction to be filed with the SEC when they become available.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this communication regarding the proposed acquisition of the Company, including any statements regarding the expected timetable for completing the proposed transaction, benefits of the proposed transaction, future opportunities, future financial performance and any other statements regarding future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements made within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “aim,” “anticipate,” “believe,” “could,” “ensure,” “estimate,” “expect,” “forecasts,” “if,” “intend,” “likely” “may,” “might,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “probable,” “project,” “should,” “strategy,” “will,” “would,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements.

All forward-looking information are subject to numerous risks and uncertainties, many of which are beyond the control of the Company, that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: failure to obtain the required vote of the Company’s shareholders; the timing to consummate the proposed transaction; the risk that a condition to closing of the proposed transaction may not be satisfied or that the closing of the proposed transaction might otherwise not occur; the risk that a regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management time on transaction-related issues; and risk that the transaction and its announcement could have an adverse effect on the Company’s ability to retain customers and retain and hire key personnel. Additional information concerning these and other risk factors can be found in the Company’s filings with the SEC and available through the SEC’s Electronic Data Gathering and Analysis Retrieval system at http://www.sec.gov, including the Company’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The foregoing list of important factors is not exclusive. The Company’s forward-looking statements are based on assumptions that the Company believes to be reasonable but that may not prove to be accurate. The Company assumes no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise, except as may be required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.